Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-1 (File No. 333-201731 and 333-185738), Form S-3 (File No. 333-191655, 333-185003 and 333-185001) and Form S-8 (File No. 333-192215, 333-176934 and 333-139196) of our report dated February 20, 2015 with respect to the audited consolidated financial statements of Opexa Therapeutics, Inc. as of December 31, 2014 and 3013 and for the years then ended.

We also consent to the references to us under the heading “Experts” in such Registration Statements.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
February 20, 2015